Exhibit 99.3

INVESTOR PRESENTATION June 2026

DISCLAIMER AND OTHER IMPORTANT INFORMATION This presentation (this “Presentation”) is being furnished solely for the purpose of assisting the parties to whom it is addressed in making their independent evaluation with respect to a proposed business combination (the “Business Combination”) among Blue Acquisition Corp . (the “Blue”), Blockfusion USA, Inc . (“ Blockfusion ”) and Blockfusion Digital Infrastructure, Inc . (“ Pubco ” and together with Blue and Blockfusion , the “Parties”) . The provision of this Presentation shall not be taken as any form of commitment on the part of Blockfusion , Blue or Pubco to proceed with any negotiations of the Business Combination or any other transaction, and each of Blockfusion , Blue and Pubco reserve the right to discontinue discussions or negotiations regarding any transaction at any time for any reason or no reason . No Representations or Warranties No representations or warranties, express or implied are given in, or in respect of, the accuracy or completeness of the information contained in this Presentation or any other information (whether written or oral) that has been or will be provided to you . In particular, no representation or warranty of Blue, Blockfusion , Pubco or their respective representatives is given as to the achievement or reasonableness of future projections, management targets, estimates, prospects or returns, if any . To the fullest extent permitted by law, neither Blockfusion , Blue, Pubco nor any of their respective subsidiaries, equity holders, affiliates, representatives, partners, directors, officers, employees, advisers or agents shall be responsible or liable for any direct, indirect or consequential loss or loss of profit arising from the use of this Presentation, its contents, its accuracy or sufficiency, its omissions, it errors, reliance on the information contained within it, or on opinions communicated in relation thereto or otherwise arising in connection therewith . In addition, this Presentation does not purport to be inclusive or of all of the information necessary to make an evaluation of Blockfusion , Blue, Pubco or the Business Combination . Viewers of this Presentation should each make their own evaluation of Blockfusion , Blue, Pubco and of the relevance and adequacy of the information and should make such other investigations as they deem necessary . Nothing herein should be construed as legal, financial, tax or other advice . You should consult your own advisers concerning any legal, financial, tax or other considerations concerning the opportunity described herein . The general explanations included in this Presentation cannot address, nor is intended to address, your specific investment objectives, financial situations or financial needs . This Presentation contains certain unaudited financial information about Blockfusion and certain metrics and measurements based on such unaudited information, all of which information is subject to change based on the results of the PCAOB audit process being undertaken by Blockfusion in connection with the Business Combination, which is underway as of the date of this Presentation . Forward - Looking Statements This Presentation (and any oral statements regarding the subject matter of this Presentation) contains certain forward - looking statements within the meaning of the U . S . federal securities laws with respect to the Parties and the Business Combination, including expectations, hopes, beliefs, intentions, plans, prospects, financial results or strategies regarding Pubco , Blockfusion , Blue, the Business Combination and statements regarding the anticipated benefits and timing of the completion of the Business Combination, the assets held by Blockfusion and by Blue, High - Performance Computing (“HPC”) and Artificial Intelligence (“AI”) workload data center and AI infrastructure trends, the anticipated business of Pubco , Blockfusion and the markets in which they operate, planned business strategies, including, without limitation, Blockfusion’s plans to transition its business to support HPC/AI customer needs, plans and use of proceeds, objectives of management for future operations of Blockfusion , expected operating costs of Pubco and its subsidiaries, the upside potential and opportunity for investors, Pubco and Blockfusion’s plan for value creation and strategic advantages, market size and growth opportunities, regulatory conditions, competitive position and the interest of other corporations in similar business strategies, technological and market trends, future financial condition and performance and expected financial impacts of the Business Combination, the satisfaction of closing conditions to the Business Combination and the level of redemptions of Blue’s public shareholders, and the Parties’ respective or collective expectations, intentions, strategies, assumptions, or beliefs about future events, results of operations, or performance or that do not solely relate to historical or current facts . These forward - looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “potential,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions ; but the Presentation may include other forward - looking information and data that are not preceded by any of the foregoing words . In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward - looking statements . Forward - looking statements are predictions, projections and other statements about future events or conditions that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties . Many factors could cause actual future events to differ materially from the forward - looking statements in this Presentation, including, but not limited to : the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of Blue’s securities ; the risk that the Business Combination may not be completed by Blue’s business combination deadline ; the failure by the Parties to satisfy the conditions to the consummation of the Business Combination, including the approval of Blue’s shareholders ; the failure of Pubco to obtain or maintain the listing of its securities on the Nasdaq Stock Market or New York Stock Exchange after closing of the Business Combination ; costs related to the Business Combination ; changes in business, market, financial, political and regulatory conditions ; risks relating to Pubco’s or Blockfusion’s anticipated operations and business, including, without limitation, Blockfusion’s plans to transition its business to become a HPC/AI data center (including, without limitation, the costs, timeline and risks associated therewith) ; risks related to increased competition in the industries in which Pubco and Blockfusion will operate ; risks that after consummation of the Business Combination, Pubco and Blockfusion experience difficulties managing its growth, expanding operations, or executing its strategies ; the outcome of any potential legal proceedings that may be instituted against Blockfusion , Blue, Pubco , or others following announcement of or after closing of the Business Combination ; the dilutive effects on shareholders of the issuances of securities in connection with the proposed Business Combination and associated financing transactions ; and those risk factors discussed in documents of Pubco , Blockfusion , or Blue filed, or to be filed, with the Securities and Exchange Commission (“SEC”) . June 2026 2 INVESTOR PRESENTATION

DISCLAIMER AND OTHER IMPORTANT INFORMATION (cont’d) The foregoing list of risk factors is not exhaustive . You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the final prospectus of Blue dated as of June 12 , 2025 and filed by Blue with the SEC on June 13 , 2025 , the registration statement on Form S - 4 , initially filed with the SEC on December 8 , 2025 , as amended on February 9 , 2026 and May 1 , 2026 , by Pubco and Blockfusion in connection with the Business Combination, which includes a preliminary proxy statement of Blue and a prospectus (the “Proxy Statement/Prospectus”), and other documents filed or to be filed by Blue and Pubco from time to time with the SEC . These filings do or will identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward - looking statements . There may be additional risks that neither Blue, Blockfusion , nor Pubco presently know or that Blue, Blockfusion , and Pubco currently believe are immaterial that could also cause actual results to differ from those contained in the forward - looking statements . Forward - looking statements speak only as of the date they are made . Readers are cautioned not to put undue reliance on forward - looking statements, and none of the Parties or any of their representatives assumes any obligation and do not intend to update or revise these forward - looking statements, whether as a result of new information, future events, or otherwise . None of the Parties nor any of their representatives gives any assurance that any of Blue, Blockfusion , or Pubco will achieve its expectations . Use of Projections This Presentation contains financial and operating forecasts . These unaudited financial projections have been prepared by Blockfusion’s management and include projected financial numbers, comparative metrics and analyses which are based on or derived from such forecasts, all of which are forward - looking statements to which the preceding sections of this disclaimer regarding forward - looking information apply and which represent information developed by Blockfusion’s management in June 2026 and October 2025 or as of earlier dates based on information publicly available as of such time about Blockfusion and other peer public companies . The forecasts also contain certain non - GAAP measures and metrics, as further described under the heading “ Blockfusion Statement on Non - GAAP Measures” below . Additionally, aspects of the forecasts incorporate historical information about Blockfusion which is unaudited and has not been reviewed by Blockfusion’s or Blue’s independent auditors . [DW 1 . 1 ] Blockfusion’s or Blue’s independent auditors have not audited, reviewed, compiled or performed any procedures with respect to the unaudited financial projections for the purpose of their inclusion in this Presentation, and accordingly, they do not express an opinion or provide any other form of assurance with respect thereto for the purpose of this Presentation . These unaudited financial projections should not be relied upon as being necessarily indicative of future results . The assumptions and estimates underlying the unaudited financial projections are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective unaudited financial projections . Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Blockfusion or that actual results will not differ materially from those presented in the unaudited financial projections . Inclusion of the unaudited financial projections in this Presentation should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved . Industry and Market Data In this Presentation, Blockfusion , Blue and Pubco rely on and refer to certain information and statistics regarding the markets and industries in which Blockfusion competes . Such information and statistics are based on Blockfusion’s management’s estimates and/or obtained from third - party sources, including reports by market research firms and company filings . While Blockfusion believes such third - party information is reliable, there can be no assurance as to the accuracy or completeness of the indicated information . None of Blockfusion , Blue or Pubco has independently verified the accuracy or completeness of the information provided by the third - party sources . Each of Blue, Blockfusion and Pubco expressly disclaims any responsibility or liability for any damages or losses in connection with the use of such information herein . Trademarks This Presentation may contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners, and Blockfusion’s , Blue’s and Pubco’s use thereof does not imply an affiliation with, or endorsement by, the owners of such trademarks, service marks, trade names and copyrights . Solely for convenience, some of the trademarks, service marks, trade names and copyrights referred to in this Presentation may be listed without the TM, © or ® symbols, but Blockfusion , Blue and Pubco will assert, to the fullest extent under applicable law, the rights of the applicable owners, if any, to these trademarks, service marks, trade names and copyrights . No Offer or Solicitation This Presentation does not constitute (i) a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination or (ii) an offer to sell, a solicitation of an offer to buy or a recommendation to purchase any security of Blockfusion , Blue, Pubco or any of their respective affiliates . No such offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933 , as amended, or an exemption therefrom . Investment in any securities described herein has not been approved or disapproved by the SEC or any other regulatory authority nor has any authority passed upon or endorsed the merits of the offering or the accuracy or adequacy of the information contained herein any representation to the contrary is a criminal offense . June 2026 3 INVESTOR PRESENTATION

DISCLAIMER AND OTHER IMPORTANT INFORMATION (cont’d) The Convertible Notes referenced in this Presentation are being issued pursuant to a private placement . The Convertible Notes and the shares of common stock of Pubco issuable upon conversion of the Convertible Notes, if any, have not been and will not be registered under the Securities Act or any state securities laws . As a result, neither the Convertible Notes nor any common stock issuable upon conversion of the Convertible Notes may be offered or sold in the United States except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws . Accordingly, the Convertible Notes are only being sold to persons reasonably believed to be "qualified institutional buyers" under Rule 144 A of the Securities Act . This Presentation is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or any common stock issuable upon conversion of the Convertible Notes, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful . Participants in Solicitation Blockfusion , Blue and Pubco and their respective directors, managers and executive officers may be deemed under SEC rules to be participants in the solicitation of proxies of Blue’s shareholders in connection with the Business Combination . Investors and security holders may obtain more detailed information regarding the names and interests of Blue’s directors and officers in the Business Combination in Blue’s filings with the SEC, including Blue’s IPO S - 1 . To the extent that holdings of Blue’s securities have changed from the amounts reported in Blue’s IPO Form S - 1 , such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC . Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of Blue’s shareholders in connection with the Business Combination will be set forth in the Proxy Statement/Prospectus . Investors, shareholders and other interested persons are urged to read the Proxy Statement/Prospectus and other relevant documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information about the Business Combination . Investors, shareholders and other interested persons will be able to obtain free copies of the Proxy Statement/Prospectus and other documents containing important information about Blockfusion , Blue and Pubco through the website maintained by the SEC at www . sec . gov . Company Statement on Non - GAAP Measures This Presentation contains certain financial forecasts, as further described under the heading “Use of Projections” above, prepared by Company management, which include certain non - GAAP measures and metrics, which are briefly described, together with such measures’ closest GAAP measures, as follows : Net Revenue (Non - GAAP) : Net Revenue represents projected cash receipts from customer contracts excluding pass - through items such as utilities . These forecasts are prepared on a cash basis, meaning they reflect the timing and magnitude of expected cash inflows rather than accrual - based accounting results . The most directly comparable GAAP measure to Net Revenue is Revenue recognized under ASC 606 , which would apply accrual accounting and straight - line recognition for long - term leases with escalators . Under GAAP, revenue is recognized when performance obligations are satisfied, regardless of when cash is collected, and would include adjustments for straight - lining of escalators . EBITDA (Non - GAAP) : EBITDA refers to earnings before interest, taxes, depreciation, and amortization . It is calculated by starting with Operating Income and adding back non - cash charges such as depreciation and amortization . The most directly comparable GAAP measure to EBITDA is Operating Income, which includes non - cash items and accrual adjustments . Blockfusion’s management included the foregoing non - GAAP measures, instead of their closest GAAP measures, because Blockfusion’s management believes these cash - based measures provide a more meaningful view of the project’s liquidity and earnings power for evaluating investment decisions . GAAP measures incorporate accruals, straight - lining of escalators, and other adjustments that do not impact actual cash availability . Presenting GAAP measures would require significant assumptions about lease accounting and timing, which are not practicable to measure or predict at this stage of Blockfusion’s development and because Blockfusion’s management anticipated the transition to become an HPC/AI data center . June 2026 4 INVESTOR PRESENTATION

TABLE OF CONTENTS 5 1 INVESTMENT HIGHLIGHTS 2 TRANSACTION STRUCTURE AND BUSINESS PLAN OVERVIEW 3 FINAL REMARKS 1 2 3 June 2026 INVESTOR PRESENTATION

PROVEN MANAGEMENT TEAM



Alex Martini

CEO, Director, Co-Founder

- Alex is the Co-Founder and Chief Executive Officer of Blockfusion USA, Inc., a data center company powered by clean energy. He is also the Co-Founder and Chief Executive Officer of Blockfusion's wholly owned subsidiary, North East Data, LLC, a data center property located in Niagara Falls, New York, with 50 MW of installed and operating capacity. He has served in these capacities since the companies' formation in July 2019
- From 2017 to 2019, Alex was the Co-Founder and Chief Executive Officer of Blockfusion Technologies Inc., a Canadian venture backed by private investors focused on developing data center assets in Canada
- An early participant in the blockchain industry, Alex became active in the Bitcoin community in 2011 and later organized the New York City Bitcoin Meetup. In 2015, he was recognized by the United Nations Foundation for his contributions to innovation and social change
- Prior to his involvement in blockchain and data infrastructure, Alex held executive roles in the advertising technology sector, including serving as Chief Strategy Officer of Art of Digital, and earlier worked in the hospitality and live events industry in New York City

AURUM CONSOLIDATED MINING

UNITED NATIONS FOUNDATION



Kant Trivedi

COO, Director, Co-Founder

- Kant is Blockfusion's co-founder and has served as the company's Chief Operations Officer since its inception
- 20+ years of experience building and managing world-class customer operations within the Tech., Tele., and Financial Services sectors
- Has held several senior leadership positions with Rogers Communications Inc. (TSX: RCI.B NYSE: RCI), where he authored and implemented the Rogers Enterprise Business Unit customer operations strategy and led award-winning teams responsible for Fixed land-line, mobile, data center, colocation, Cloud, and Internet of Things (IoT) supporting revenue growth to over $1.9 billion
- Kant holds an MBA from Queen's University. He has been involved with such charitable organizations as the United Way and sits on the board of several public companies

Coalition Greenwich
A division of CRISIL

ROGERS

look



Aber Whitcomb

Director

- Aber is the Founder and Chief Executive Officer of Salt AI, an artificial intelligence technology company. Whitcomb is a seasoned technology entrepreneur and engineer with a track record of building and scaling global digital platforms across social networking, gaming, and blockchain infrastructure.
- Prior to founding Salt AI, Aber was the Chief Technology Officer and Co-Founder of Jam City, Inc. (formerly SGN Games), a leading multi-platform mobile entertainment company. At Jam City, he oversaw the company's technology strategy, AI architecture, and infrastructure, enabling the global operation of its game portfolio and cross-platform development. Under his leadership, Jam City became one of the most successful mobile game publishers worldwide.
- Earlier in his career, Aber served as Chief Technology Officer and Co-Founder of MySpace, where he led all engineering and technical operations during the company's rapid global expansion. His work helped establish MySpace as one of the most significant social networking platforms of the early Internet era. In recognition of his technical leadership, InfoWorld named Whitcomb one of the Top 25 CTOs of 2009.
- Aber has co-founded and advised multiple ventures at the intersection of emerging technology and infrastructure. He served on the board of Core Scientific and a Co-Founder of i/o Ventures, an early-stage startup program emphasizing mentorship and founder development.
- Aber holds a degree from the University of Washington and was born and raised in Bellingham, Washington.

salt

CORE SCIENTIFIC

JAMCITY

myspace

i/o ventures

BLOCKFUSION™ INVESTOR PRESENTATION June 2026 6

1. INVESTMENT HIGHLIGHTS

BLOCKFUSION: POSITIONED FOR EXPECTED SIGNIFICANT VALUE CREATION


BLOCKFUSION

✓ **Prime facility with available capacity and clear expansion pathway**

- Site with 50MW energized and in operation today. Expansion path to 300MW+ to meet accelerated cloud and AI-driven demand. Extensive proprietary pipeline of vetted sites[1] across the US.

✓ **LOI with a leading AI customer has the potential to provide significant long-term recurring revenue**

- Letter of intent for a commitment of up to 300MW IT load capacity, of which initial 85MW will be take-or-pay capacity. Expected 15-year term with two 5-year renewal options[2].
- Projected to provide ~$2.8bn potential lease revenue, ~$5.4bn potential lease revenue including renewal options[2,3].

✓ **Agreed term sheets with Sona Asset Management for ~$200 million of financing across convertible and non-redemption structures[4]**

- Supports execution of the business plan with diversified capital sources and mitigates near-term financing risk and dilution

✓ **Low-cost, sustainable energy advantage**

- Access to low-cost energy offering expected operational efficiency, cost savings, and competitiveness. Sustainable energy is highly desirable to attract ESG-focused clients.

✓ **AI-native infrastructure**

- Following the HPC/AI Transition, the Niagara Facility is expected to be equipped to handle next-gen workloads from AI and advanced cloud solutions, intending to ensure long-term relevance in a rapidly evolving market.

✓ **Proven management team**

- Led by a highly experienced and visionary leadership team with a track record of successfully scaling data center operations and driving growth

Power | ***Credibility*** | ***Scale***

Note 1: "Vetted sites" refers to locations that the Company has identified and is reviewing at varying stages of due diligence. "Proprietary" refers to the pipeline of prospective sites itself, which represents a proprietary asset assembled through the Company's internal sourcing process and business relationships. This pipeline is not generally available to the public or competitors and would be difficult to replicate due to the relationship-driven nature of the site identification and cultivation process. Note 2: All terms reflect contents of LOI which is non-binding. Note 3: Estimates calculated on 85MW take-or-pay capacity. If a definitive lease is executed on the LOI's terms, it is expected that the 300MW contract will provide a value of ~$9.7BN lease revenue, ~$19BN lease revenue including all renewal options, subject to certain other conditions described elsewhere in this presentation. Note 4: All terms reflect contents of non-binding term sheets; definitive agreements under discussion, subject to ongoing due diligence and satisfaction of certain commercial and economic conditions precedent. Terms of definitive agreements, if any, may vary.

BLOCKFUSION INVESTOR PRESENTATION June 2026 8

THE NIAGARA FACILITY REPRESENTS A STRATEGIC DATA CENTER SITE FOR LOW-LATENCY, HIGH-DENSITY WORKLOADS

We believe proximity to major urban hubs positions Blockfusion's data center as a top-tier option for latency-sensitive operations.


Toronto
Boston
0.98ms
3.68ms
Blockfusion Facility
New York City
3.18ms

Note: Map represents the location of the Blockfusion facility and its distance in milliseconds from major urban areas. Millisecond is the standard unit of measure of the distance in networking latency

Building 1 – Phase 1[2]


ADMIN
67 MW
2 - STORY DATA HALL
GEN. YARD
SUBSTATION

Blockfusion background

- **Founded in 2019, Blockfusion** is a next-generation data center operator strategically located **~90 miles from Toronto** and **~23 miles from Buffalo International Airport**—at the heart of a cross-border power and fiber corridor
- **Blockfusion** is developing a **300MW** data center campus at its Niagara site, with **50MW energized and operational**, expected to deliver **100% clean, zero-carbon power** for **AI, cloud, and high-density compute**
- **Key Highlights:**
  - **Low-cost, stable power:** NYISO[1] Zone-A offers one of North America's most reliable and cost-efficient power markets, offering expected predictable margins for 24/7 AI workloads
  - **100% clean & emission-free:** powered by hydro, nuclear, and renewables near the **2GW Robert Moses Hydroelectric Facility**. As part of its long-term sustainability strategy, Blockfusion is an **anchor subscriber** to a **5MW community solar project**, advancing renewable integration and reducing regional carbon intensity
  - **Proven reliability & prime location:** Niagara Falls site achieves **near 100% uptime**, surrounded by major HPC and semiconductor operators (**Tesla, Yahoo, Micron**) within New York's **SMART I-Corridor** innovation hub
  - **Scalable campus design:** owned and zoned property, reviewing adjacent parcels, potentially enabling **campus-scale growth** and **customer clustering**
  - **Connectivity & resilience:** multiple fiber providers servicing the facility, offering expected continuous operations, carrier diversity, and ultra low-latency network performance
- **Blockfusion** combines **clean energy, proven reliability, and scalable infrastructure**, positioning it as a **competitive and sustainable AI data center platform**

Source: Energy Mark and NYISO Power Trends 2025 - June 2, 2025; Note: 1. NYISO denotes the New York Independent System Operator, which oversees the state's power system and daily operations to distribute electricity supply; Note 2: Preliminary renderings, which are based on management projections, can be subject to change. Preliminary renderings may not reflect actual results. For illustrative purposes only.

BLOCKFUSION INVESTOR PRESENTATION June 2026 9

WHILE POWER CAPACITY IS CONSTRAINED IN MAJOR MARKETS, BLOCKFUSION SITE DELIVERS AVAILABLE CLEAN POWER AT COMPETITIVE RATES

Power generation capacity exists today… just not in the right places. Transmission grids globally remain capacity challenged. Near net transmission capacity is the key friction point, especially as renewables become a top priority for utility companies.

The challenge

Grid transmission shortfall



The Grid, particularly transmission lines and substations represents a bottleneck as data center capacity expands rapidly[1]

NYISO[2] Zone A overview

- **Blockfusion facility has reached 100% clean power consumption**
- **All-in power cost including curtailment credits under $0.06/kWh**

NYISO Zones A-E (Upstate NY) energy production by source – 89% zero emissions



1%
<1%
10%
8%
41%
39%
89% Zero-Emissions
2024 Production GWh
Nuclear 27,073
Hydro 25,785
Wind 5,821
Solar 64
Other Renewables 731
Gas 6,583
Oil 23
Dual fuel (Oil/Gas) 570
Total 66,650

Blockfusion is developing a 300MW data center campus at its Niagara site[3]

Source: DigitalBridge Investor Presentation 2024; Data Journey - Transmission Bottlenecks and The Impact on Data Center Growth; NYISO Power Trends 2025 - June 2, 2025
Note: 1. Illustration reflects management assessment. Note: 2. NYISO denotes the New York Independent System Operator, which oversees the state's power system and daily operations to distribute electricity supply. 3. Subject to securing additional adjacent parcels, completion of planned construction in accordance with offtaker lease and financing.

BLOCKFUSION INVESTOR PRESENTATION June 2026 10

ANTICIPATED ANCHOR LEASE WITH A LEADING AI CUSTOMER UNDERPINS INITIAL CAMPUS BUILD-OUT WITH EXPECTED LONG TERM CONTRACTED CASH FLOWS

Blockfusion and the prospective tenant have signed a non-binding LOI and they are progressing toward definitive lease documentation on an accelerated timeline

LOI Terms[1]

85MW take-or-pay with incremental 215MW IT Load expansion capacity	**15 Years Lease Term** with two 5-year extension options	**~$2.8bn potential lease revenue** ~$5.4bn including renewal options[2]

Strategic Significance for Blockfusion

- Validates commercial positioning with leading AI customer
- Accelerates initial phase development and financing
- Establishes platform for multi-asset campus expansion (Niagara Campus)
- Provides visibility into contracted revenues
- Enables access to project-level and structured capital

Note 1: All terms reflect contents of LOI which is non-binding subject to certain exceptions and subject to modification in definitive lease agreement, if any, subject to due diligence and satisfaction of conditions precedent. Ability to provide required MWs Tier 3 power subject to consummation of expansion plans, completing construction to leading AI customer specifications and securing financing for acquisitions and construction, as further detailed on Slide 12.

Note 2: Estimates calculated on 85MW take-or-pay capacity. If a definitive lease is executed on the LOI's terms, it is expected that the 300MW contract will provide a value of ~$9.7BN lease revenue, ~$19BN lease revenue including all renewal options, subject to certain other conditions described elsewhere in this presentation.

BLOCKFUSION INVESTOR PRESENTATION June 2026 11

BLOCKFUSION MANAGEMENT FORECASTS – June 2026* 1 Net Revenues, $M EBITDA, $M 12 June 2026 3 11 76 150 155 2026 2027 2028 2029 2030 (5) (10) 47 102 105 2026 2027 2028 2029 2030 INVESTOR PRESENTATION Note 1: Forecasts prepared by BF Management are unaudited, forward - looking, are presented solely for illustrative purposes and i ncorporate numerous additional assumptions, some or all of which may prove inaccurate. The BF HPC/AI Transition may not be successful or may take longer and cost more than currently predicted and if effectuated, may have less favorable results than Fo recasts suggest. Readers are urged not to place undue reliance on Forecasts and to review further information regarding assumptions incorporated therein in the S - 4 registration statement to be filed in connection with the Transaction. Forecasts pre pared using cash - based forecasting methodology and exclude non - cash items such as depreciation and amortization. See Slide 2 - 4 for further information regarding forward - looking statements and use of non - GAAP measures. Note 2: Assumes lease terms substanti ally similar to those reflected in LOI described in further detail elsewhere in this presentation, subject to final lease execution, satisfaction of applicable conditions precedent and construction financing. Note 3 – Financing source for HY debt to be identified, actual financing terms may be different from assumptions. Revenue and EBITDA Forecasts prepared by Blockfusion Management as of June 2026 which incorporate the following key assumptions: *2026 refers to period between 8/1/26 - 12/31/26; all other years are calendar years Forecasts assume, for modeling purposes, that: • The proposed Business Combination (BC) is consummated on July 31st, 2026, resulting in ~$230M proceeds to Blockfusion (from a combination of $175M from convertible debt financing transactions and trust retention, 50% redemption level assumed), after satisfaction of estimated transaction expenses and repayment of Blockfusion existing debt and other obligations at closing, which amount is expected to be utilized to carry out initial HPC/AI transition steps while BF winds down Tier 1 activities/revenues. • Prior to BC closing, Blockfusion executes a long - term lease 2 with leading AI customer as Niagara Facility anchor tenant with terms generally consistent with LOI which provides an 85MW guaranteed take - or - pay power lease, to be made available in three tranches, subject to final lease terms and satisfaction of conditions precedent, including building specifications, subject to financing. • HPC/AI transition is executed in accordance with, and on timelines set forth in, BF Development Plans developed with Gensler, JBB, Tomasetti, taking into account tenant requirements, including execution of “core” engineering, construction and facility development, with revenue generation by the end of 2027. • Blockfusion has access to sufficient capital to carry out the BF Development Plans, through combination of proceeds, if any, from BC, customer pass - throughs or funding, if any, and additional financing (which, for modeling purposes, is assumed to consist of long - term high - yield debt with terms similar to the terms similar to publicly - available terms of like debt arranged through first tier sources); including, without limitation, estimated capex for “core” build of approximately $900M , excluding expansion/acquisition costs (Est. Tier 3 Niagara CapEx Reqts for 2026 - 2028: $309.1M, $301.1M and $282.2M, dropping to est. $1.5M annually thereafter) 3 • Revenues under offtake lease agreement commence upon deployment of initial 25 MWs and increase as new, fully scaled facility comes online and expansions are consummated. • Utilities costs are client pass - throughs; operating costs increase 2% annually (management estimate based on professional experience)

ANTICIPATED INSTITUTIONAL CAPITAL FORMATION: AGREED TERM SHEETS WITH SONA ASSET MANAGEMENT FOR ~$200 MILLION OF FINANCING[1]

Multi-layered capital stack anchored by leading institutional investor supports execution and materially de-risks development plan

$175mm of Convertible Note

SONA ASSET MANAGEMENT

~$33mm of Non-Redemption Agreements

SONA ASSET MANAGEMENT

Blockfusion Management believes that these transactions will:

- ✓ ***Increase funding certainty at closing***
- ✓ ***Reduce dilution vs equity-only financing***
- ✓ ***Provide validation from a sophisticated capital provider***

1: All terms reflect contents of non-binding term sheets; definitive agreements under discussion, subject to ongoing due diligence and satisfaction of certain commercial and economic conditions precedent. Terms of definitive agreements, if any, may vary.

BLOCKFUSION™ INVESTOR PRESENTATION June 2026 13

BLOCKFUSION IS PARTNERING UP WITH BEST - IN CLASS STRATEGIC VENDORS FOR THE HPC/AI TRANSITION THAT FOCUS ON HYPERSCALE DATA CENTER DESIGN AND ENGINEERING 14 Designs, preliminary budgets, and construction timelines have been advanced, including redundancy planning at the utility substation level, which is mission - critical to hyperscale clients, and reduces execution risk Engineering status Strategic HPC/AI Transition Partners Note: Preliminary renderings, which are based on management projections, can be subject to change. Preliminary renderings may no t reflect actual results. For illustrative purposes only. Preferred OEMs June 2026 INVESTOR PRESENTATION

THE NIAGARA FACILITY POST HPC/AI TRANSITION IS DESIGNED TO HOST NEXT GENERATION AI WORKLOADS WITH 200kW+ COMPUTE LOADS PER GPU RACK 15 Level 1 Design Level 2 Design Aerial: Building 1 – Phase 1 Campus Aerial: Building 1 – Phase 1 June 2026 Note: Preliminary renderings, which are based on management projections, can be subject to change. Preliminary renderings may no t reflect actual results. For illustrative purposes only. INVESTOR PRESENTATION

BLOCKFUSION IS PURSUING STRATEGIC LAND ACQUISITIONS TO EXPAND CAMPUS FOOTPRINT, EXPAND SCALABLE DEPLOYMENT TO MEET ANCHOR TENANT DEMAND

Blockfusion has entered into an exclusivity agreement with a landowner covering parcels adjacent to the current owned site to support the full scope of the Company's contemplated campus expansion

From Building 1 – Phase 1…


GEN. YARD
EXPANDED SUBSTATION
50 MW DATA CENTER
ADMIN

…Growing to a Campus with Multiple Buildings in an area of 40 acres (existing site and expansion site)[2]



Strategic Value Creation

- ✓ **Will support customer's[1] demand ramp**
  Capacity expands alongside contracted deployment
- ✓ **Enables the transformation of the Niagara site into a scalable campus platform**
  Not a single-site development
- ✓ **Opportunity to maximize value of power & interconnection position**
  Grid capacity monetized across phases
- ✓ **Enhances future financing capacity**
  Enables repeatable project-level financing
- ✓ **Creates long-term development pipeline visibility**
  Pathway to >300 MW+[2]

Note: Preliminary renderings, which are based on management projections, can be subject to change. Preliminary renderings may not reflect actual results. For illustrative purposes only.
1. Anticipated Lease Agreement with leading AI customer under discussion based on terms of current LOI, as further described on Slide 11 and elsewhere in this presentation, subject to Slides 2-4.
2. Subject to consummation of Blockfusion expansion plans, subject to financing and definitive offtake agreements.

BLOCKFUSION™ INVESTOR PRESENTATION June 2026 16

0 10 20 30 40 50 60 70 80 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 BLOCKFUSION ANTICIPATES A SIGNIFICANT TIME - TO - MARKET ADVANTAGE GIVEN ITS POWER AVAILABILITY 17 In - Service Year Duration IR to COD (Months) Median 25 - 75th percentile Duration Analyzed Interconnection Request (IR) Interconnection Agreement (IA) Commercial Operations (COD) 0 1 2 3 4 5 6 7 Site acquisition Development Connection Procurement Construction Design, Site Pre - Construction Construction Traditional greenfield DC Potentially at least 5 yrs time advantage Source: Lawrence Berkeley National Laboratory, April 2024 Power capacity submitted into the interconnection queue 1 for approval and study has increased every year Wait times keep rising; now ~5 years 0 500 1,000 1,500 2,000 2,500 3,000 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 Entered queues in year shown Entered queues in earlier year Capacity (GW) June 2026 Illustrative conversion timeline: traditional greenfield DC 2 vs. Blockfusion HPC/AI Transition 3 opportunity (years) Note 1: “Interconnection queue” refers to the formal process by which projects request and await approval to connect to the e lec tric grid, including required technical studies and impact assessments; Note 2: “greenfield project” refers to the development of a new data center facility from the ground up on undeveloped land, requirin g c omplete development of all critical systems and infrastructure; Note 3: HPC/AI transition plan as designed in collaboration with Blockfusion’s strategic partners INVESTOR PRESENTATION

2. TRANSACTION STRUCTURE AND BUSINESS PLAN OVERVIEW

TRANSACTION SUMMARY(1)

Transaction Highlights

- The BCA values Blockfusion at a **$450 million pre-money equity value**, with an **earnout of up to 9.25M additional shares**, issuable ratably during a three-year post-closing period if VWAP post-closing trading prices equal or exceed $15, $20, $25, $30 and $35 per share
- **Potential for over $200M of committed capital** has been secured assuming consummation of Convertible Note Financing which converts at a premium to the $10.00 issue price and $33M of non-redemption agreements(2)
- Existing Blockfusion shareholders will roll **100% of interest** into the proforma business
- Post-Closing Surviving Company will have a dual class voting structure intended to provide decision-making continuity for certain significant Blockfusion shareholders

Illustrative Pro Forma Valuation

Illustrative Share Price	$10.00
Pro Forma Shares Outstanding	65.0
Pro Forma Equity Value	**$649.7**
(-) Pro Forma Cash	230.6
Pro Forma Enterprise Value	**$419.1**

Sources and Uses

Sources ($M)		Uses ($M)	
Company Security Holder Rollover (Excluding earnout)	$450	Company Security Holder Rollover	$450
Blue Cash in Trust	101	Debt Repayment	30
Convertible Note	175	Cash to Balance Sheet	231
		Estimated Transaction Expenses	15
Total Sources	$726	Total Uses	$726

Illustrative Pro Forma Ownership at Close

(50% redemptions BACC trust; excluding Blockfusion earnout and impact of certain potential financing transactions)



Blue Public 18.6%
Blue Sponsor 12.2%
Blockfusion Rollover Equity 69.3%

Source: Company financials

(1) Pubco securities issuable at Closing to Blockfusion security holders will have an aggregate value of $450M, inclusive of options and warrants issuable in respect of Blockfusion rolling options and warrants, excludes the impact of 9.25M earnout shares issued ratably at $15.00 per share, $20.00 per share, $25.00 per share, $30.00 per share and $35.00 share to certain members of Blockfusion management (10% of which may be assigned, transferred, or otherwise delivered to third parties assisting with Blockfusion's HPC/AI transition); Assumes 50% redemptions from BACC trust, inclusive of $33.0M of BACC non-redemption agreements; Includes 12.1M BACC public shares (inclusive of 2.0M shares underlying public rights), 45.0M Blockfusion shares, 7.1M founder/advisor shares, 0.7M Private Placement shares (inclusive of 0.06M shares underlying private rights), 0.2M underwriter representative shares. Excludes certain potential terms/attributes of financing transactions being finalized as of the date of this presentation.

(2) Based on terms reflected in non-binding term sheets. Definitive agreement terms may vary and are subject to ongoing investor diligence and satisfaction of applicable conditions precedent.

BLOCKFUSION™ INVESTOR PRESENTATION June 2026 19

COMPARABLE COMPANIES ANALYSIS

This comparison reflects forward-looking stabilized earnings power total enterprise value (TEV) to forecasted EBITDA values, intended to illustrate potential at stabilized states. Includes CY2027E EBITDA of peers and Blockfusion's estimated contracted EBITDA after a lease sign/at lease stabilization — the point at which investors typically price platforms.

TEV / EBITDA CY 2027



BF
Leased HPC DCs
Traditional DC Operators
HPC DCs without Leases
TEV
$573mm2
$480mm2
$13.9bn
$13.3bn
$9.8bn
$13.7bn
$10.6bn
$15.2bn
$83.3bn
$124.9bn
$3.6bn
$6.1bn
$5.7bn
$1.0bn
$1.1bn
Assumes full earn-out paid
Multiple Based on Estimated EBITDA1 For Reference
5.6x1
4.7x
BLOCKFUSION With earn-out
BLOCKFUSION Without earn-out
Average: 27.3x
Median: 22.8x
20.3x
22.8x
16.6x
33.6x
46.1x
24.2x
APPLIED DIGITAL
Cipher Mining
HUT 8
RIOT
TERAWULF
Average/Median: 21.0x
20.6x
21.5x
DIGITAL REALTY
EQUINIX
N.M.
12.4x
29.8x
7.2x
8.3x
Average: 14.4x
Median: 10.3x
BITDEER
CleanSpark
HIVE
WHITEFIBER

Source: Capital IQ (6/11/26) for broker consensus EBITDA 2027E figures and stock prices, latest SEC Filings for calculating total enterprise values
Note 1: Calculated using estimated 2029 EBITDA of $102mm (run-rate), derived from Blockfusion management forecasts described on preceding slide, subject to numerous assumptions and qualifications set forth on slides 2-4. Estimated 2029 EBITDA for future Blockfusion HPC/AI business assumes successful implementation of the Company's development plans and expansion, capital access, lease offtake and numerous other assumptions. Actual results may differ. Note 2: Excludes impacts of various potential debt/construction financing arrangements.

BLOCKFUSION
INVESTOR PRESENTATION
June 2026
20

3. FINAL REMARKS

THE BLOCKFUSION OPPORTUNITY: THE RIGHT PLATFORM, THE RIGHT TIME

- ✓ Scalable, AI-grade capacity—ready to be developed now, not years from now.
- ✓ Validated demand: signed LOI with leading AI customer for up to 300MW IT load deployment has the potential to provide highly visible recurring revenue[1].
- ✓ ~$200 million of financing under agreed term sheets demonstrates meaningful progress on capital formation with institutional counterparties[2].
- ✓ Clean, low-cost power and strategic location near major tech hubs.
- ✓ Proven management team with a track record of building and operating mission-critical infrastructure.
- ✓ Unique entry point for investors to capture the upside of the AI infrastructure wave — where speed, scale, and execution matter most.

Note 1: Based on terms set forth in non-binding LOI. Definitive lease under discussion, subject to due diligence and satisfaction of conditions precedent, including financing, construction and campus expansion, as further described elsewhere in the presentation, subject in all respects to Slides 2-4.
Note 2: Based on non-binding term sheets, as further described on Slide 13, subject in all respects to Slides 2-4.

BLOCKFUSION™ INVESTOR PRESENTATION June 2026 22

APPENDIX

BLOCKFUSION IS POSITIONED TO TARGET THE FASTEST GROWING SEGMENT OF THE DATA CENTER SECTOR THAT WILL REQUIRE AN INCREMENTAL 120GW+ OF DATA CENTER CAPACITY

"Traditional" trends (core, cloud, other)[1]


Proliferation of Cloud
Increasing data volume
IT Outsourcing

Power required for US Traditional Workloads[2]:

2024-2035 CAGR	~6%
Power Infrastructure by 2035	~53GW

BLOCKFUSION™ Target segment

Artificial intelligence


Inferencing
ML/LLM

Power required for US HPC/AI Workloads[2]:

2024-2035 CAGR	~37%
Power Infrastructure by 2035	~123GW

Source: Deloitte "Can US infrastructure keep up with the AI economy?" - June 24, 2025
Note 1: Chart is for illustrative purposes only and is not drawn to scale. Note 2. Statistics show how power infrastructure for IT Workloads in the US will evolve by use-case. For example, power infrastructure used for "Traditional" use cases are expected to grow at a CAGR (compounded annual growth rate) of ~6% between 2024 and 2035 to achieve ~50GW by 2035.

BLOCKFUSION™ INVESTOR PRESENTATION June 2026 24

Server capex split by market segment 25 $0 $20 $40 $60 $80 $100 $120 $140 $160 $180 $200 Hyperscale cloud SPs Cloud (excl. top 4) Cloud (traditional and comms SPs) Cloud (AI specialized) Enterprises (billions) 2022 2023 2024 2025 2026 2027 2028 CAGR 32% AI Neocloud CAGR 22% CAGR 10% CAGR 93% CAGR 7% HYPERSCALERS AND EMERGING “NEO - CLOUD” SERVICE PROVIDERS ARE EXPECTED TO INVEST ~$1 TRILLION IN SERVERS BETWEEN 2026 - 2028 Comments • Rapid growth of new AI - focused cloud service providers ('AI Neoclouds ’), could give birth to the next hyperscaler • CoreWeave , xAI , NexGen Cloud, Crusoe, Lambda, TensorDock , Taiga Cloud, TensorWave , and Groq are notable AI Neoclouds • AI Neoclouds expected to grow at a 93% CAGR over five years, significantly impacting the public cloud market • Amazon Web Services (AWS), Microsoft, Google, and Meta expected to lead in server capex spending • New breed AI specialized cloud service providers are increasing their investments at a faster rate than the top 4 • IT infrastructure vendors are refocusing their strategies to capture opportunities with these fast - growing, well - funded cloud service providers Source: LinkedIn post by Steven Kiernan, Vice President, referencing OMDIA Report, 2024. June 2026 INVESTOR PRESENTATION

BLOCKFUSION'S HPC/AI TRANSITION PLAN AND KEY ASSUMPTIONS FOR FINANCIAL FORECASTS

HPC/AI Transition: operational milestones and timeline



Deal closing
Lease Agreement
Wind-down Tier 1 Operations
Site Prep, Design and Engineering
Tier 3 – 85MW Development[1]
25MW
50MW
85MW
T0 = July 31st, 2026
2027
Q4 2028
Months

Key Assumptions in Deriving the Financial Forecasts

Assumed deal closing on July 31st 2026

- 2026 in the model represents the period from August 1, 2026 to December 31, 2026

2% cost indexation

- Leasing escalator applied to contracted revenues, consistent with LOI
- 2% annual cost indexation to reflect inflationary trends

$10.5mm capex per MW

- Reflects the complete white-space infrastructure build "up to the rack"
- Inclusive of electrical, mechanical, cooling, and network systems

Actual Closing Date may be different. Figures are based on management forecasts and estimates, which are subject to change and may not reflect actual future results; Forecasts reflect anticipated terms of lease agreement with leading AI customer, based on terms of non-binding LOI; actual lease terms, if a Lease Agreement is entered into, may vary; subject to due diligence and satisfaction of conditions precedent, as further described elsewhere in this presentation. Note 1: Forecasts prepared by Blockfusion management as of June 2026, incorporating numerous assumptions, including as further described on Slide 12. All information subject to the qualifications set forth on Slides 2-4. Actual results may differ. Assumptions include that Blockfusion has access to material amounts of capital, sufficient to satisfy HPC/AI development plan, has entered into at least one long-term lease/offtake agreement, executes expansion opportunities and completes associated permitting requirement such that the Company completes the HPC/AI transition within management estimates of related costs and timelines, yielding the results management anticipates, as further described on Slide 12.

BLOCKFUSION INVESTOR PRESENTATION June 2026 26